Exhibit 99.1

JOSE H. VILLARREAL ELECTED TO UNION PACIFIC CORPORATION

BOARD OF DIRECTORS

FOR IMMEDIATE RELEASE:

OMAHA, Neb., December 8, 2008 – Union Pacific Corporation (NYSE: UNP) today announced that Jose H. Villarreal, 55, will become a member of the company’s board of directors, effective January 1, 2009. Mr. Villarreal serves as an advisor to Akin, Gump, Strauss, Hauer & Feld, LLP, a national law firm with offices around the country and overseas, including San Antonio, Texas, and Washington, D.C. He previously served as an assistant attorney general in the public finance division of the Texas attorney general’s office.

Mr. Villarreal currently serves on the board of directors of the PMI Group and First Solar, Inc. He served on the Wal-Mart Stores, Inc., board from 1998 – 2006. Mr. Villarreal also serves as a board member of the New America Alliance and Center for American Progress. He is a former chairman of the National Council of La Raza. In addition, he has held a number of senior roles in U.S. presidential campaigns.

“Jose’s experience on the governing boards of national organizations and large corporations coupled with his broad political background will allow him to bring a unique perspective to Union Pacific,” said Jim Young, Union Pacific chairman, chief executive officer and president. “We are pleased that he has agreed to join our board.”

About Union Pacific

Union Pacific Corporation owns one of America’s leading transportation companies. Its principal operating company, Union Pacific Railroad, links 23 states in the western two-thirds of the country and serves the fastest-growing U.S. population centers. Union Pacific’s diversified business mix includes Agricultural Products, Automotive,

-more-

Chemicals, Energy, Industrial Products and Intermodal. The railroad offers competitive long-haul routes from all major West Coast and Gulf Coast ports to eastern gateways. Union Pacific connects with Canada’s rail systems and is the only railroad serving all six major gateways to Mexico, making it North America’s premier rail franchise.

For further information, contact Tom Lange at (402) 544-3560.

-0-